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EMRISE CORPORATION
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EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 •
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES 2010 SECOND QUARTER

AND SIX-MONTH FINANCIAL RESULTS

EATONTOWN, NJ — August 16, 2010 — EMRISE CORPORATION, (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its financial results for its second quarter and six months ended June 30, 2010.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said the focus of executive management in the second quarter of this year was to continue to deliver on its commitment to significantly reduce, through the sale of assets, the Company’s outstanding debt with its primary lender and its deferred purchase obligations associated with its subsidiary, Advanced Control Components, Inc. (“ACC”).  As of June 30, 2010, the Company’s total debt obligations under its credit agreement, as amended, with its primary lender, (the “Credit Agreement”), and the former ACC shareholders was approximately $17.6 million.

“We reached a major milestone on our commitment to significantly reduce our debt in early June 2010 when we signed a purchase agreement to sell our ACC subsidiary to Aeroflex Incorporated,” Oliva said.  “Closing the transaction pursuant to that purchase agreement, which was binding through July 31, 2010 and became terminable by either party after that date, will provide us the means to eliminate all but $3.8 million of the outstanding obligations to our primary lender and to the former ACC shareholders.  In addition, EMRISE will retain the residual cash from the ACC transaction, after fees and transaction expenses, for working capital purposes.

“Pending approval by our stockholders at our upcoming Annual Meeting on August 30, 2010, and the timely and successful close of the ACC sale, we are now on the threshold of a major strategic opportunity that will help shape the future of the Company,” Oliva added.  “Closing this transaction will help us establish a foundation from which to launch our strategy designed to grow the Company and to enhance stockholder value.  While our executive management team was focused on reaching this milestone, the managers and employees in each of our business units were concentrating on generating business, controlling costs and building for the future in a difficult and slowly recovering economy.”

Key 2010 second quarter highlights included:

•      An increase in gross profit as a percentage of revenue from continuing operations for the communications equipment segment to 38.3% from 33.0% in the second quarter of 2009;

•      An increase in overall gross profit as a percentage of revenue from continuing operations to 30% from 27.5% in the first quarter of 2010;

•      Strong net sales at our U.S. communications equipment subsidiary as a result of ongoing contracts with the Federal Aviation Administration (“FAA”) and the U.S. military; and

•      The execution of a stock purchase agreement for the sale of the Company’s ACC subsidiary, subject to stockholder approval and other closing conditions.

Consistent with prior periods, the financial results for the Company’s Digitran division and XCEL Japan, Ltd., both sold in March 2009, the financial results for RO Associates, Inc., sold in March 2010, and the financial results for ACC, are presented as discontinued and held for sale operations for all periods reported.

Overall net sales from continuing operations in the second quarter of 2010 were $6.5 million compared to $8.2 million in the second quarter of 2009.   Net sales from continuing operations for the first six months of this year were $13.6 million compared to $16.7 million in the first six months of 2009.  The year-over-year decrease in net sales in the second quarter and first six months of this year reflected declines in the net sales of the Company’s electronic devices subsidiaries, primarily due to continuing global economic weakness.  These declines in sales volumes at both of the electronic devices subsidiaries were further affected by the negative impact of exchange rates between the U.S. dollar and the British pound sterling.  The Company’s electronic devices segment contributed approximately 61 percent of overall net sales in the second quarter of 2010, while the communications segment contributed approximately 39 percent of overall net sales.  Although quarterly fluctuations are likely, overall sales volumes at the Company are expected to remain relatively consistent with second quarter 2010 levels, or to improve slightly throughout the remainder of 2010.

This year’s second quarter net sales in the communications equipment segment decreased slightly from the second quarter of 2009 as net sales at the Company’s French subsidiary continue to be impacted by the downturn in the economy and the associated French government spending reductions.  While the Company is still experiencing slight sales declines at its French subsidiary, the 2010 decline in net sales is far less than that experienced by the Company in 2009.  Net sales at the Company’s U.S. communications equipment subsidiary were slightly lower than during the same quarter in 2009.  However, net sales have been strong in recent quarters due to the Company’s ongoing contracts for test equipment with the FAA and the U.S. military as well as higher sales of network timing products to original equipment telecommunications switch manufacturers.    The Company is striving to increase its commercial business for the French operations with a focus on public communications carriers, utilities and transport agencies, further enhanced by a resurgence in sales of test instruments to those same customers.  This focus on commercial business has led to the highest backlog for the Company’s French subsidiary as expressed in Euros since early 2000 and a tripling of the backlog at this subsidiary at June 30, 2010 as compared to December 31, 2009.

“Deciding to sell ACC was a well thought-out decision, and it was a timely and necessary final step in our strategy to sell assets and businesses to generate sufficient proceeds to eliminate the majority of our debt,” Oliva said.  “A key aspect of our decision was to make sure that we preserved an established, potentially high growth business base with identified opportunities for expansion through possible strategic transactions. We believe we have done that.”

“The work associated with getting us to this point in the process to pay off the majority of our debt has consumed considerable financial resources, a significant amount of time and energy of management, and has contributed to our net loss this year.” Oliva said.  “Assuming the transaction closes as we expect, we will then be able to redirect those resources and concentrate our time and efforts on improving sales, continuing to reduce costs, and pursuing strategic partnerships, mergers or acquisitions, particularly in our communications equipment business segment.  We believe these factors will help position us to achieve our goal of profitably growing the Company and enhancing stockholder value.  As a result of the pending sale and associated reduction in debt, we also expect to have a much stronger balance sheet, positive working capital, significantly lower interest expense and a management team that can return to focusing on operating and growing the business.”

Overall gross profit, as a percentage of sales from continuing operations, was 30.0 percent in this year’s second quarter compared to 32.5 percent in the second quarter of 2009, and was up from 27.5 percent in the first quarter of 2010.  The decrease in gross profit, as a percentage of sales from continuing operations from prior year results, was primarily due to the decline in gross margins within the Company’s electronic devices segment and its French communications equipment subsidiary associated with lower sales volumes, which was partially offset by improvements in gross profit, as a percentage of sales, within the U.S. communications equipment subsidiary.  Overall gross profit, as a percentage of sales from continuing operations, for the first six months of 2010 was 28.7 percent compared to 33.7 percent for the first six months of 2009.

Gross profit, as a percentage of net sales, for the Company’s electronic devices segment in this year’s second quarter was 24.7 percent, compared to 32.3 percent in last year’s second quarter due primarily to decreases in sales volume, and also due to changes in product mix and the negative impact of exchange rate fluctuations between the U.S. dollar and the British pound sterling.   Although quarterly fluctuations are likely, average gross margins in 2010 within the electronic devices segment are expected to be at or slightly above the levels achieved in the second quarter of 2010 for the remainder of this year, with the possibility of some improvement throughout the remainder of the year.

Gross profit, as a percentage of sales, for the Company’s communications equipment segment increased to 38.3 percent in this year’s second quarter, up from 33.0 percent in the second quarter of 2009 primarily due to increases in gross margins at EMRISE’s U.S. communications equipment subsidiary.  These gross margin increases were primarily due to an increase in sales of higher margin network timing products to original equipment telecommunications switch manufacturers.  Although quarterly fluctuations are likely, average gross margins within the communication equipment segment are expected to remain consistent with second quarter of 2010 levels for the remainder of this year.

Loss from continuing operations in the second quarter of 2010 was $1.3 million, compared to $1.4 million in the second quarter of 2009.  The second quarter of 2010 loss from continuing operations included an overall decline in net sales and gross profit as compared to a year ago, net interest expense of $0.7 million and other income of $0.1 million.  Excluding any impact from the sale of assets in the remaining quarters of 2010, EMRISE expects the loss from continuing operations to improve in future quarters as compared to prior year quarters, due in large part to the cost reduction efforts completed in 2009, additional headcount reductions anticipated to take affect after the sale of ACC and lower anticipated interest expense in future quarters due to the significant anticipated reduction of debt

Net loss for the second quarter of 2010 was $0.8 million, or $0.08 loss per basic and diluted share, compared to a net loss of $0.5 million, or $0.05 loss per basic and diluted share, in the second quarter of 2009.  Net loss for the second quarter of 2010 was impacted by declines in net sales and gross profit and included $0.4 million in costs associated with sale-related activities.

Second quarter results for 2010 and 2009 included net income from discontinued operations of $0.5 million and $0.9 million, net of tax, respectively, which includes operating results during the respective quarters from discontinued operations and assets held for sale and the $0.4 million of sale-related costs for the second quarter of 2010.

For the six months ended June 30, 2010, net loss was $1.7 million, or $0.17 loss per share, compared to a net income of $4.3 million, or $0.42 per share, in the same period in 2009.  Included in net loss in the first half of 2010 was a $0.5 million loss on the sale of RO, additional costs of $0.5 million for activities related to the sale of assets and an overall decline in net sales and gross profit from continuing operations as compared to the prior year.  Included in net income for the 2009 first six months was a gain of $7.4 million net of tax from discontinued operations.

Adjusted EBITDA in this year’s second quarter was a negative $0.9 million, compared to a negative Adjusted EBITDA of $0.5 million in last year’s second quarter.  Adjusted EBITDA for the six months ended June 30, 2010 was a negative $1.8 million, compared to a negative Adjusted EBITDA of $0.8 million for the comparable period a year ago.  The primary cause of the reduction in Adjusted EBITDA year-over-year is due to lower sales volumes and gross profits.

Backlog from continuing operations remained relatively unchanged at $17.0 million as of June 30, 2010, compared to $16.9 million as of December 31, 2009. As of June 30, 2010, the backlog was approximately 85 percent attributable to the Company’s electronic devices business, which business tends to have long lead-times for manufacturing processes due to the custom nature of the products, and approximately 15 percent attributable to the communications equipment business, which business tends to deliver standard or modified standard products from stock as orders are received. Management believes that the backlog remains strong and the majority of the current backlog will be shipped within the next 12 months.

As of June 30, 2010, EMRISE’s cash and equivalents were $2.0 million, compared to $4.0 million at December 31, 2009.  The Company owed approximately $17.9 million in total debt, of which $3.7 million was reported in discontinued and held for sale operations.  Total debt is down from $20.3 million at December 31, 2009.  Total debt includes the Company’s revolving credit facility, term loans, notes payable to stockholders, capital lease obligations and notes payable to the former ACC shareholders.  Such balances can fluctuate significantly on a month-to-month basis depending on the outstanding balance of the Company’s line of credit, which accounted for $1.6 million of the decrease in total debt from continuing operations between December 31, 2009 and June 30, 2010.

“As part of the ACC deferred purchase obligations, and in conjunction with the pending sale of ACC, Charles Brand, the president and former principal shareholder of ACC, has agreed to accept $450,000 worth of EMRISE common stock as partial payment on the amount he is owed, contingent upon the successful conclusion of the sale of ACC to Aeroflex,” Oliva said.  “The per share valuation of the stock was based on 115 percent of the volume weighted average price of the shares over the three-day period following the date of the purchase agreement relating to the sale of ACC, which was $0.9273 per share.  I believe that Charles’s acceptance of the stock is a clear indication of his confidence in our strategy to grow the Company and enhance stockholder value following the sale of ACC and the significant reduction of EMRISE’s debt.”

Non-GAAP Financial Measures - Reconciliation of Adjusted EBITDA to Net Income (Loss)

This release includes Adjusted EBITDA, a non-GAAP financial measure as defined by the U.S. Securities and Exchange Commission, (the “SEC”), Regulation G.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations.  A reconciliation schedule between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this press release.

Liquidity

In connection with the Company’s obligation to sell certain assets, the Company is obligated to achieve certain sale-related milestones, the most immediate of which includes obtaining stockholder approval to consummate the pending sale of ACC by August 31, 2010.  Also, a termination of the ACC Purchase Agreement, which became terminable by either party at any time on August 1, 2010, is an event of default under the Company’s Credit Agreement with its primary lender.  The Company believes it will be able to achieve such milestones and does not anticipate a termination of the ACC Purchase Agreement, but no assurances can be provided in this regard.

If the Company’s net losses from continuing operations continue, it will likely experience negative cash flow, which may prevent the Company from continuing operations.  If the Company is not able to attain, sustain or increase profitability on a quarterly or annual basis, it may not be able to continue operations.

If the Company (i) defaults under its Credit Agreement for any reason, (ii) is unable to timely obtain stockholder approval and complete the sale of ACC in order to repay its obligations prior to August 31, 2010 as agreed with its primary lender, (iii) cannot borrow funds under the terms of its revolving credit facility, for any reason, through August 31, 2010, or (iv) fails to obtain alternate financing to replace its Credit Agreement prior to August 31, 2010 or a new revolving credit facility once the current Credit Agreement is paid in full, then the Company does not believe that current and future capital resources, revenues generated from operations and other existing sources of liquidity will be adequate to meet its anticipated short term, working capital and capital expenditure needs for the next 12 months.  To address these potential financing needs, the Company may need to explore a revised debt structure with its primary lender; additional or new financing with another lender or lenders; expedite the sale of certain assets to generate cash; complete a recapitalization of the Company, or consummate a merger or other transaction.  Successfully executing these strategies is uncertain and there are many risks associated with attempting to execute each, in addition to the risks and uncertainties of the short and long term impact of executing on any of these strategies.   Failure to meet the Company’s financing requirements, if and when needed, would have an adverse effect on the Company’s operations and/or ability to do business after that date or could restrict its growth, limit the development of new products, hinder its ability to fulfill existing or future orders or negatively affect its ability to secure new customers or product orders.

Further, if the sale of ACC is successful, the Company expects to continue to experience losses from its continuing operations and negative cash flow subsequent to such sale, which may require the Company to sell additional assets, complete a recapitalization, or consummate a merger transaction.    Selling additional assets, completing a recapitalization or consummating a merger transaction following the successful sale of ACC may prove to be difficult given the current economic conditions and because of the Company’s financial condition.  Further, even if the Company is successful in completing such a transaction, such transaction may prove to be dilutive to the existing stockholders.

If the Company is unsuccessful in timely obtaining stockholder approval, completing the sale of ACC, and repaying its obligations as agreed with its lender by August 31, 2010, or if it is unsuccessful in securing the necessary financing to continue operations by August 31, 2010 or otherwise when needed, then it may be forced to seek protection under the U.S. Bankruptcy Code or be forced into liquidation or substantially restructuring or altering its business operations and/or debt obligations.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 10:30 a.m. EDT (7:30 a.m. PDT) on Tuesday, August 17, 2010 to discuss the Company’s unaudited financial results for its second quarter ended June 30, 2010.  To join the call, dial toll-free (877) 941-8602 five minutes prior to scheduled start time.  For callers outside the United States, dial +1 (480) 629-9811.  A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net/dce.aspx?sid=000079C9.  An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France.  The Company has built a worldwide base of customers throughout the U.S., Europe and Asia. For more information go to www.emrise.com.

Important Information for Investors and Stockholders

In connection with the proposed sale of ACC, the Company has filed a definitive proxy statement with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

The definitive proxy statement and other related solicitation materials were mailed to all registered stockholders of record who owned shares as of July 30, 2010.  Investors and stockholders may obtain free copies of the proxy statement and other solicitation materials filed by the Company at the SEC’s web site at http://www.sec.gov or at the Company’s web site at http://www.emrise.com.  The proxy statement and such other documents may also be obtained at no cost from the Company by directing such request to EMRISE Corporation, 611 Industrial Way, Eatontown, New Jersey 07724, Attention: Secretary, or by telephone at (732) 389-0355.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction.  Information concerning the interests of those persons has been set forth in the Company’s proxy statement relating to the 2010 annual meeting of stockholders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of the Company to obtain stockholder approval for the sale of ACC by August 31, 2010, meeting the Company’s obligation to repay its primary lender all but $1 million outstanding under the Credit Agreement and all but $2.8 million of its obligations the former shareholders of ACC by August 31, 2010, the ability to maintain average sales volumes throughout 2010 at a level consistent with second quarter 2010 levels, or to improve slightly throughout the remainder of 2010, the ability complete additional possible strategic transactions after the sale of ACC, the ability to improve sales after the sale of ACC, the ability continue to reduce costs after the sale of ACC, the ability to profitably grow the Company and/or enhance stockholder value after the sale of ACC, the ability to achieve a much stronger balance sheet, positive working capital, and significantly lower interest expense after the sale of ACC, the ability to maintain average gross margins in 2010 within the electronic devices segment at or slightly above the levels achieved in the second quarter of 2010 for the remainder of this year, with the possibility of some improvement throughout the remainder of the year, the ability to maintain average gross margins within the communication equipment segment consistent with second quarter of 2010 levels for the remainder of this year, the ability to improve net loss in future quarters as compared to prior year quarters, the ability to achieve additional headcount reductions after the sale of ACC, the ability to achieve lower interest expense in future quarters, and the Company’s ability to ship the majority of backlog in the next 12 months could all be considered to be forward looking statements.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the failure to successfully obtain stockholder approval for the sale of ACC by August 31, 2010; termination of the purchase agreement to purchase ACC by Aeroflex, Inc. on or before August 31, 2010; any other condition of default under the Credit Agreement; the failure of the Company to satisfy all obligations under the Credit Agreement or to the shareholder of ACC by August 31, 2010, failure to replace the Credit

Agreement with a new revolving credit facility by August 31, 2010; a deterioration of liquidity or failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; a delay in working capital advances under the Credit Agreement’s revolving loan due to actions of its primary lender’s receiver or otherwise; failure to successfully identify or close any additional strategic transaction after the sale of ACC, whether the Company’s financial condition will have a further or deeper negative impact on our customers, vendors or suppliers that has a negative impact on our ability to ship backlog, increase sales or meet our sales forecasts; the Company’s inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected; and those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2009, as amended, and other Company filings with the SEC.

TABLE FOLLOWS

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$6,474	$8,189	$13,566	$16,710
Cost of Sales	4,533	5,527	9,674	11,071
Gross profit	1,941	2,662	3,892	5,639

Operating expenses:
Selling, general and administrative	2,566	2,905	5,099	5,922
Engineering and product development	402	470	925	839
Total operating expenses	2,968	3,375	6,024	6,761
Loss from operations	(1,027)	(713)	(2,132)	(1,122)

Other income (expense):
Interest income	32	23	47	69
Interest expense	(746)	(779)	(1,570)	(2,324)
Other, net	147	201	291	159
Total other expense, net	(567)	(555)	(1,232)	(2,096)

Loss before income taxes	(1,594)	(1,268)	(3,364)	(3,218)
Income tax (benefit) provision	(303)	125	(439)	275
Loss from continuing operations	(1,291)	(1,393)	(2,925)	(3,493)
Discontinued and held for sale operations:
Income from discontinued and held for sale operations including gain on sale in 2009	975	942	1,887	8,630
Tax provision on discontinued and held for sale operations	479	54	709	805
Net income on discontinued and held for sale operations	496	888	1,178	7,825

Net (loss) income	$(795)	$(505)	$(1,747)	$4,332

Weighted average shares outstanding
Basic	10,213	10,205	10,213	10,205
Diluted	10,213	10,205	10,213	10,205

Earnings (loss) per share:
Basic
Continuing operations	$(0.13)	$(0.14)	$(0.29)	$(0.34)
Discontinued operations	$0.05	$0.09	$0.12	$0.77
Net earnings (loss)	$(0.08)	$(0.05)	$(0.17)	$0.42
Diluted
Continuing operations	$(0.13)	$(0.14)	$(0.29)	$(0.34)
Discontinued operations	$0.05	$0.09	$0.12	$0.77
Net earnings (loss)	$(0.08)	$(0.05)	$(0.17)	$0.42

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,987	$3,994
Accounts receivable, net of allowances for doubtful accounts of $125 at June 30, 2010 and $160 at December 31, 2009	4,228	6,059
Inventories	7,203	8,031
Current deferred tax assets	117	158
Prepaid and other current assets	771	841
Current assets of discontinued and held for sale operations	5,935	6,368
Total current assets	20,241	25,451

Property, plant and equipment, net	784	987
Goodwill	3,484	2,878
Intangible assets other than goodwill, net	1,040	1,107
Deferred tax assets	500	308
Other assets	88	121
Noncurrent assets of discontinued and held for sale operations	18,040	19,425
Total assets	$44,177	$50,277
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,064	$2,734
Accrued expenses	4,102	5,232
Line of credit	3,556	5,156
Current portion of long-term debt, net of discount of $0 and $290	7,569	8,109
Notes payable to stockholders, current portion	179	348
Income taxes payable	289	604
Other current liabilities	356	370
Current liabilities of discontinued and held for sale operations	6,619	6,994
Total current liabilities	25,734	29,547

Long-term debt	2,883	2,938
Deferred income taxes	315	144
Other liabilities	1,386	688
Noncurrent liabilities of discontinued and held for sale operations	1,175	1,572
Total liabilities	31,493	34,889
Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, no shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,213,214 issued and outstanding at June 30, 2010 and December 31, 2009	126	126
Additional paid-in capital	43,554	43,480
Accumulated deficit	(28,333)	(26,586)
Accumulated other comprehensive loss	(2,663)	(1,632)
Total stockholders’ equity	12,684	15,388
Total liabilities and stockholders’ equity	$44,177	$50,277

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net (loss) income as reported	$(795)	$(505)	$(1,747)	$4,332

Additions:
Depreciation and amortization	108	133	227	266
Stock based expense	38	41	74	77
Interest expense (income), net	714	756	1,523	2,255
Other, net	(147)	(201)	(291)	(159)
Income tax (benefit) provision	(303)	125	(439)	275

Subtractions:
Income from discontinued and held for sale operations	496	888	1,178	7,825

Adjusted EBITDA	$(881)	$(539)	$(1,831)	$(779)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.